EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made effective as of the 23rd day of February, 2010 (the "Effective Date"), by and between OmniAmerican Bank (the "Bank"), a federally chartered stock savings bank with its principal administrative office at 1320 S. University Dr., Suite 900, Fort Worth, Texas 76107, and Tim Carter ("Executive"). The Bank is a wholly-owned subsidiary of OmniAmerican Bancorp, Inc., a Maryland corporation (the "Company"). The Company has executed this Agreement for the sole purpose of guaranteeing the Bank's financial performance hereunder.

     WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Bank, and the Bank wishes to assure itself of the continued services of Executive as President and Chief Executive Officer of the Bank for the period provided in this Agreement; and

     WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

     WHEREAS, the Board of Directors of the Bank finds it to be in the best interest of the Bank to enter into this Agreement with Executive.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES

     During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank, and will perform all duties and will have all powers that are generally incident to the office of the President and Chief Executive Officer. Without limiting the generality of the foregoing, Executive will be responsible for the overall management of the Bank, and will be responsible for establishing the business objectives, policies and strategic plans of the Bank in conjunction with the Board of Directors (the "Board") of the Bank. Executive also will be responsible for providing leadership and direction to all departments or divisions of the Bank, and will be the primary contact between the Board and other officers and employees of the Bank. As President and Chief Executive Officer, Executive will report directly to the Board.

         Executive also agrees to serve, if appointed or elected, as a director of the Bank or the Company, and as an officer and/or director of any subsidiary or affiliate of the Bank or the Company.

2.   TERM

     (a) Term and Annual Review. The term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement (the "Anniversary Date") and continuing on each Anniversary Date thereafter, the disinterested members of the Board may extend the term of this Agreement for an additional year such that the remaining term shall be thirty-six (36) months, unless written notice of non-renewal is provided to Executive at least thirty
(30) days prior to any such Anniversary Date, in which case the term of this Agreement will become fixed and will terminate at the end of the thirty-six (36) months following such Anniversary Date. Prior to each Anniversary Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement, and the results thereof will be included in the minutes of the Board's meeting.

     (b) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

3.   LOYALTY AND OUTSIDE ACTIVITIES

     During  the  period of his  employment  hereunder,  except  for  periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank, or present any conflict of interest. Executive will present annually to the Board for its review and approval a list of organizations in which Executive is participating or proposes to participate. The Bank will reimburse Executive his reasonable expenses associated therewith, in accordance with the Bank's policy for such reimbursements or as determined by the Bank's Board, to the extent the Bank deems Executive's participation therein to be in the best interest of the Bank. Notwithstanding the foregoing, the Bank shall pay the monthly dues of Executive's membership in Colonial Country club, the Fort Worth Exchange Club, the Fort Worth Club, and the Rotary Club of Fort Worth, all in Tarrant County, Texas. Notwithstanding anything herein to the contrary, no reimbursement shall be made later than March 15 of the calendar year following the calendar year in which the expense was incurred.

4.   COMPENSATION AND REIMBURSEMENT

     (a) Base Salary. In consideration of Executive's performance of the responsibilities and duties set forth in Section 1, the Bank will provide Executive the compensation specified in this Agreement. The Bank will pay Executive a salary of $450,000.00 per year ("Base Salary"). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.

During the period of this Agreement, the Board, or a Committee designated by the Board, will review Executive's Base Salary at least annually, and the Board may increase, but not decrease Executive's Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to "Executive Officers" of the Bank, as such term is defined in 12 U.S.C. ss. 251.2(e) (Regulation O)). Any increase in Base Salary will become the "Base Salary" for purposes of this Agreement.

     To the extent that Executive performs any services for the Company or an affiliate or subsidiary, any compensation paid to Executive for such services shall be paid to Executive by such entity and shall not be paid by the Bank unless the Bank receives reimbursement for such payment from such entity, as required by Section 23A and 23B of the Federal Reserve Act.

     (b) Bonus and Incentive Compensation. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of the Bank. Such incentive compensation will be paid in cash in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Board or a Committee designated by the Board. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. The Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder (other than a change or reduction that would apply uniformly to other participating officers and employees of the Bank). Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

     (d) Life, Health, Dental and Disability Coverage. Bank shall provide Executive with life, medical, dental and disability coverage made available by the Bank to its senior executives and key management employees, subject to and on a basis consistent with the terms and overall administration of such coverage.

     (e) Use of Automobile. During the term of the Agreement, the Bank shall provide Executive with an automobile, or shall reimburse Executive for the use of his personal automobile in accordance with the Bank's normal policy. In the event an automobile is furnished by the Bank, it shall be fully maintained by the Bank, and the Bank shall provide insurance against liability that results from the use of such automobile. Executive shall be responsible for properly preventing the loss, theft, or destruction of the automobile, including its garaging at the Bank's place of business, the expense of which, however, shall be paid by the Bank.

     (f) Vacation and Leave. Executive will be entitled to no less than four (4) weeks paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank's usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank's policies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Bank's personnel policies as in effect from time to time.

     (e) Expense Reimbursements. During the term of this Agreement, the Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.

5.   WORKING FACILITIES

     Executive's principal place of employment will be at the Bank's principal executive offices. The Bank will provide Executive at his principal place of employment, a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.   TERMINATION AND TERMINATION PAY

     Subject to Section 7 of this Agreement which governs a termination in the event of a Change in Control, Executive's employment under this Agreement may be terminated in the following circumstances:

     (a) Death. Executive's employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive's estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred. Upon Executive's death, Executive's family shall be entitled to the continued health care coverage rights provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and Texas health care continuation laws for the maximum period permitted under applicable law and, for the first 12 months of such period, the Bank shall reimburse Executive's family for the premiums paid no less frequently than quarterly and within 15 days following the end of each quarter, such that premiums paid in the first quarter of a calendar year shall be reimbursed by April 15, premiums paid in the second quarter shall be reimbursed by July 15, etc.

     (b) Retirement. This Agreement will terminate upon Executive's "Retirement" under the retirement benefit plan or plans of the Bank in which he participates. Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement. For purposes of this Agreement, termination of Executive's employment based on Retirement shall include termination of Executive's employment by the Board for any reason after Executive attains the age of sixty-five (65).

     (c) Disability.

     (i) The Board may terminate Executive's employment after having determined that Executive is "Disabled." For purposes of this Agreement, Executive will be considered "Disabled" and the Board will have the right to terminate this Agreement due to Executive's Disability in any case in which it is determined:
(A) by a duly licensed physician selected by the Bank that Executive is unable to engage in any substantial gainful employment for which he is reasonably suited by education, training or experience by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a period of not less than 12 months, (B), or by reason of the condition described in "(A)," the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (C) by the Social Security Administration that Executive is disabled.

     (ii) In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. Upon Executive's termination due to Disability, the Bank will cause to be continued for a period of three (3) years, life insurance coverage substantially comparable to the coverage maintained by the Bank for Executive prior to his termination. Notwithstanding the foregoing, with respect to the individually-owned life insurance policy for which the Bank co-pays the premium for Executive, the Bank shall only be obligated to continue to make such payments for such three year period in accordance with the same co-pay arrangement in effect immediately prior to Executive's Disability. In addition, Executive shall also have the right to purchase such continued health care coverage for himself and his family as is customarily available to employees of the Bank under COBRA and Texas health care continuation laws for the maximum period provided by law and the Bank shall reimburse the Executive for the premiums paid by Executive no less frequently than quarterly and within 15 days following the end of a quarter, such that premiums paid in the first quarter of a calendar year shall be reimbursed by April 15, premiums paid in the second quarter shall be reimbursed by July 15, etc.

(d)  Termination for Cause.

     (i) The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for "Cause." Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive's:

          (1)  personal dishonesty;

          (2)  incompetence;

          (3)  willful misconduct;

          (4)  breach of fiduciary duty involving personal profit;

          (5)  material breach of the Bank's Code of Ethics;

          (6) material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank;

          (7)  intentional   failure  to  perform   stated   duties  under  this
               Agreement;

          (8) willful violation of any law, rule or regulation (other than traffic violations or similar offenses), any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

          (9)  material breach by Executive of any provision of this Agreement.

     (ii) Notwithstanding the foregoing, Executive's termination for Cause will not become effective unless Executive has received a notice of termination as required by Section 8 hereof, following a meeting of the Board at which a majority of the entire membership of the Board has determined that, in the good faith opinion of the Board, Executive was guilty of the conduct described above. In lieu of such meeting, such determination can be made in any other method permitted by the By-laws of the Bank.

     (e) Voluntary Termination by Executive. In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive's voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination. Following his voluntary termination of employment under this
Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.

     (f) Termination Without Cause or With Good Reason.

     (i) In addition to termination pursuant to Sections 6(a) through 6(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination "Without Cause"), and Executive may, by written notice to the Board, terminate this Agreement at any time within sixty (60) days following an event constituting "Good Reason," as defined below (a termination "With Good Reason"); provided, however, that the Bank shall have thirty (30) days to cure the "Good Reason" condition, but the Bank may waive its right to cure. Any termination of Executive's employment, other than Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

     (ii) In the event of termination under this Section 6(f), Executive will receive a cash lump sum payment equal to three (3) times the sum of
          (i) his Base Salary and (ii) average rate of bonus paid during the three years prior to his termination of employment. Such severance payment shall be paid within thirty (30) days following Executive's termination of employment.

     (iii) In addition,  the Bank will reimburse Executive for a period of three
          (3) years at no cost to Executive, for life insurance coverage substantially comparable to the coverage maintained by the Bank for Executive prior to his termination, and with respect to the group term life insurance coverage provided to Executive, subject to all of the provisions of the group term life insurance policy provided by OmniAmerican Bank to its employees as of the date of termination. Notwithstanding the foregoing, with respect to the individually-owned life insurance policy for which the Bank co-pays the premium for Executive, the Bank shall only be obligated to continue to make such payments for such three year period in accordance with the same co-pay arrangement as in effect immediately prior to Executive's termination of employment. In addition, Executive shall have the right to purchase such continued health care coverage for himself and his family as is customarily available to employees of the Bank under COBRA and Texas health care continuation laws for the maximum period permitted by law and the Bank shall reimburse the Executive for the premiums paid by Executive no less frequently than quarterly and within 15 days following the end of a quarter, such that premiums paid in the first quarter of a calendar year shall be reimbursed by April 15, premiums paid in the second quarter shall be reimbursed by July 15, etc. Following the end of the applicable COBRA and Texas health care continuation periods and for the remainder of the three year period following Executive's termination of employment, the Bank shall reimburse Executive, on a quarterly basis by no later than the 15th day following the end of such quarter, the cost of purchasing individual coverage for himself and his family, up to $5,000 per month. In the event Executive obtains employment elsewhere and is eligible for and is offered health care coverage as an employee of such new employer, the Bank's obligation to provide health care coverage hereunder shall cease.

     (iv) "Good Reason" exists if, without Executive's express written consent, any of the following occurs:

          (1) a failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer;

          (2) a material change in Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

          (3) a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

          (4) a material reduction in Executive's Base Salary; provided however, that except following a Change in Control, any decrease that is not in excess of a decrease that is generally applicable to Executive Officers as a group shall not violate this provision;

          (5) a material reduction in the aggregate welfare and/or fringe benefits provided to Executive from those provided at the effective date of this Agreement, provided however, that except following a Change in Control, any elimination or modification of any fringe benefit program that is applicable to Executive Officers as a group shall not violate this provision; or

          (6) a relocation of Executive's principal place of employment by more than 50 miles from its location as of the date of this Agreement without the Executive's express written consent.

     (v) Notwithstanding anything else in this Section 6(f), Executive's employment shall not be deemed to have been terminated pursuant to this Section 6(f) or for purposes of Code Section 409A, unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a "Specified Employee," as defined in Code Section 409A, to the extent necessary to avoid penalties under Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.

     (g) Termination and Board Membership. To the extent Executive is a member of the Board on the date of termination of employment with the Bank (other than a termination due to Retirement or in connection with a Change in Control), Executive will resign from the Board immediately following such termination of employment with the Bank. Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination due to Retirement or in connection with a Change in Control), and such resignation will not be conditioned upon any event or payment.

     (h) Release. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 6 unless and until Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

     (i) No Duplication of Benefits. In the event Executive becomes entitled to severance benefits under this Agreement due to a termination of employment compensable under this Section 6 or Section 7, Executive shall receive such benefits under this Section or under Section 7 below, as applicable, but shall not be entitled to receive benefits under both Sections of this Agreement.

7.   TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

     (a) Change in Control Defined. For purposes of this Agreement, a "Change in Control" means any of the following events:

     (i) Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

     (ii) Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's or the Bank's voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company's or the Bank's voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

     (iii) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company's or the Bank's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's or the Bank's Board of Directors; provided, however, that for purposes of this clause
          (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

     (iv) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

     (b) Termination. If after a Change in Control, (i) the Bank terminates Executive's employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank will, within ten (10) calendar days of the termination of Executive's employment, make a lump-sum cash payment to him equal to three (3) times the sum of (i) Executive's Base Salary and (ii) highest rate of bonus paid during the calendar year in which termination occurs or any of the three years prior to his termination of employment. Such severance payment shall be paid within thirty (30) days following Executive's termination of employment. In addition, the Bank will provide, at no cost to Executive, life insurance coverage substantially comparable to the coverage maintained by the Bank for Executive prior to his termination for a period of three (3) years, and with respect to the group term life insurance coverage provided to Executive, subject to all of the provisions of the group term life insurance policy provided by OmniAmerican Bank to its employees as of the date of termination. Notwithstanding the foregoing, with respect to the individually-owned life insurance policy for which the Bank co-pays the premium for Executive, the Bank shall only be obligated to continue to make such payments for such three year period in accordance with the same co-pay arrangement as in effect immediately prior to Executive's termination of employment. In addition, the Bank shall pay for or, if the Bank is self-insured at such time, Executive shall have the right to purchase such continued health care coverage for himself and his family as is customarily available to employees of the Bank under COBRA and Texas health care continuation laws for the maximum period permitted by law. If Executive pays for such coverage, the Bank shall reimburse the Executive for the premiums paid by Executive no less frequently than quarterly, within 15 days following the end of a quarter, such that premiums paid in the first quarter of a calendar year shall be reimbursed by April 15, premiums paid in the second quarter shall be reimbursed by July 15, and so on. Following the end of the applicable COBRA and Texas health care continuation periods and for the remainder of the three year period following Executives termination of employment, the Bank shall reimburse Executive, on a quarterly basis by no later than the 15th day following the end of such quarter, the cost of purchasing individual coverage for himself and his family, up to $5,000 per month.

     (c) Separation from Service. Notwithstanding Sections 7(a) or 7(b) above, Executive shall not be deemed to have been terminated following a Change in Control unless and until the Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that eitherno further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a "Specified Employee," as defined in Code
Section 409A, then to the extent necessary to avoid penalties under Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.

     (d) Survival. The provisions of this Section 7 and Sections 10 through 20, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

8.   NOTICE

     (a) Notice of Termination. A "notice of termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) Date of Termination. "Date of termination" shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), or (ii) if Executive's employment is terminated for any other reason, the date specified in the notice of termination.

     (c) Good Faith Resolution. If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within thirty
(30) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement. During the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the date of termination. Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

9.   POST-TERMINATION OBLIGATIONS/NON-COMPETE.

     (a) Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment with the Bank (other than a termination of employment following a Change in Control), he shall not, without the written consent of the Bank, either directly or indirectly:

          (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or of any holding company of the Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or of any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office;

          (ii) become an officer, employee, shareholder (except Executive shall be permitted to own non-voting preferred stock or up to 5% of the outstanding common stock of any entity if such common stock is publicly traded), consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank, or any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates that: (i) has a headquarters within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office (the "Restricted Territory") or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

          (iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank.

     (b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, or any holding company of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank, or any holding company of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank, or any holding company of the Bank, to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, or any holding company of the Bank. Further, Executive may disclose information regarding the business activities of the Bank, or any holding company of the Bank, to any bank regulator having regulatory jurisdiction over the activities of the Bank, or any holding company of the Bank, pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank, or any holding company of the Bank, will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, or any holding company of the Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank, or any holding company of the Bank, from pursuing any other remedies available to the Bank, or any holding company of the Bank, for such breach or threatened breach, including the recovery of damages from Executive.

     (c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

     (d) Reliance. All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9, to the extent applicable. The provisions of this Section 9 shall survive the termination of this Agreement. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Section 9, agree that, notwithstanding Section 17 hereof, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive acknowledges that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank, or any holding company of the Bank, from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10.  SOURCE OF PAYMENTS

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank, provided, however, that the Company hereby guarantees payment and provision of all amounts and benefits due hereunder to Executive.

11.  REQUIRED REGULATORY PROVISIONS

     (a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) (12 USC  ss.1818(e)(3)) or 8(g)(1) (12 USC ss.1818(g)(1)) of the
Federal  Deposit  Insurance  Act  ("FDIA"),  the Bank's  obligations  under this
Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) (12 U.S.C.  ss.1818(e)(4)) or 8(g)(1) (12 U.S.C.  ss.1818(g)(1))
of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (c) If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. ss.1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. ss.1823(c)) of FDIA; or (ii) by the Director of OTS or his or her designee at the time the Director of OTS or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Director of OTS or his or her designee to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (e) Notwithstanding anything herein to the contrary, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

     (f) Notwithstanding anything herein to the contrary, payments to or for the benefit of Executive hereunder shall not exceed three times Executive's annual average compensation for the five most recent taxable years, within the meaning of Section 310 of the Office of Thrift Supervision Examination Handbook.

12.  NO ATTACHMENT; SUCCESSORS AND ASSIGNS

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of Executive, the Bank and the Bank's successors and assigns.

13. ENTIRE AGREEMENT; MODIFICATION AND WAIVER

     (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by the Bank pursuant to which the Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

     (b) This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

     (c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.  SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.  HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Texas but only to the extent not superseded by federal law.

17.  ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement, other than a dispute arising under Section 9 hereof, shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

18.  PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive's favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive's favor.

19.  INDEMNIFICATION

     (a) Indemnification. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under Section 11(e) of this Agreement and applicable law and regulations, including 12 C.F.R. Section 545.121, against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Bank or any of its subsidiaries (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys' fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of the Bank or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive's termination for Cause. Notwithstanding anything in this Section 19 to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 19 will survive the term of this Agreement by a period of six (6) years.

     (b) Insurance. During the period for which the Bank must indemnify Executive, the Bank will provide Executive with coverage under a directors' and officers' liability policy at the Bank's expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

20.  SUCCESSORS AND ASSIGNS

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                     [Remainder of Page Intentionally Blank]

                                   SIGNATURES

     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.




/a/ Mary-Margaret Lemons                By: /s/ Wayne Burchfield
                                            ------------------------------------
                                            Name  Wayne Burchfield
                                            Title Board Chair



ATTEST:                                     OMNIAMERICAN BANCORP, INC.

/s/ Mary-Margaret Lemons                By: /s/ Wayne Burchfield
                                            ------------------------------------
                                            Name  Wayne Burchfield
                                            Title Board Chair


WITNESS:                                   EXECUTIVE



/s/ Mary-Margaret Lemons                By: /s/ Tim Carter
                                           -------------------------------------
                                           Tim Carter,
                                           President and Chief Executive Officer